AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (“Amendment”) is entered into as of this 3rd day of December 2024 (the “Effective Date”), by and between The Advisors’ Inner Circle Fund, a Massachusetts business trust (the “Trust”), and LSV Asset Management, a general partnership organized under the laws of the State of Delaware (the “Adviser”). Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement (as defined below).

WHEREAS, the Trust and Adviser have entered into an Investment Advisory Agreement dated March 15, 1999, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire that the Agreement be amended to reflect the addition of the LSV Disciplined Value ETF, a new series of the Trust that will operate as an exchanged traded fund (an “ETF”), to the Agreement, and to add certain provisions to the Agreement applicable to the operation of ETFs.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	The LSV Disciplined Value ETF shall be added to the Agreement as a new Portfolio (as defined in the Agreement) and hereinafter shall also be included when a reference to “Portfolio” is made in this Amendment or the Agreement, as applicable. Amended Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Amended and Restated Schedule A attached as Exhibit I hereto.

2.	Section 4 (Other Expenses) of the Agreement is hereby amended by adding the following paragraph to the end of this section in order to reflect the unitary fee structure of the LSV Disciplined Value ETF:

Solely with respect to the LSV Disciplined Value ETF (the “ETF Portfolio”), the Adviser shall bear the Adviser’s own costs of providing services hereunder, and the Adviser also agrees to pay all expenses incurred by the ETF Portfolio, except for the following expenses (collectively, the “Excluded Expenses”): (a) the fee paid to the Adviser pursuant to this Agreement; (b) interest; (c) taxes; (d) brokerage commissions, and other expenses incurred in placing or settlement of orders for the purchase and sale of securities and other investment instruments; (e) acquired fund fees and expenses; (f) accrued deferred tax liability; (g) non- routine expenses; (h) distribution fees and expenses paid by the Trust under any distribution plan adopted by the Board of Trustees pursuant to Rule 12b-1 under the 1940 Act, as applicable; (i) litigation expenses, and (j) other non-routine or extraordinary expenses.

3.	The following is hereby added as a new Section 18 of the Agreement:

Portfolio Composition File. The Adviser initially shall determine, and shall make any subsequent modifications to, the portfolio composition file (the “PCF”) for the ETF Portfolio. The PCF shall specify the amount of the cash component, the identity and number of shares of securities to be accepted in exchange for “Creation Units” for the ETF Portfolio, and the securities that will be applicable that day to redemption requests received for the ETF Portfolio (and may give directions to the Trust’s custodian with respect to said designations).

4.	Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

THE ADVISORS’ INNER CIRCLE FUND	LSV ASSET MANAGEMENT

By:	/s/ Michael Beattie	By:	/s/ Kevin Phelan
Name:	Michael Beattie	Name:	Kevin Phelan
Title:	President	Title:	Chief Operating Officer

— Signature Page —

Amendment to Investment Advisory Agreement

EXHIBIT I

AMENDED AND RESTATED SCHEDULE A TO

LSV ASSET MANAGEMENT INVESTMENT ADVISORY AGREEMENT

Exhibit I

AMENDED AND RESTATED SCHEDULE A

Dated December 3, 2024 to the

INVESTMENT ADVISORY AGREEMENT

Dated March 15, 1999 between

THE ADVISORS’ INNER CIRCLE FUND

and

LSV ASSET MANAGEMENT

Pursuant to Article 3, the Trust shall pay the Adviser compensation at the annual rate as follows:

Portfolio	Fee (in basis points)
LSV Value Equity Fund	0.55% of the average daily net assets
LSV Conservative Value Equity Fund	0.38% of the average daily net assets
LSV Small Cap Value Fund	0.70% of the average daily net assets
LSV U.S. Managed Volatility Fund	0.45% of the average daily net assets
LSV Global Managed Volatility Fund	0.60% of the average daily net assets
LSV Global Value Fund	0.75% of the average daily net assets
LSV Emerging Markets Equity Fund	1.00% of the average daily net assets
LSV Disciplined Value ETF	0.40% of the average daily net assets[1]

[1]	Unitary fee.

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